Exhibit 10.51

KOPPERS INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN I

As Amended and Restated

Effective as of

January 1, 2009

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TABLE OF CONTENTS

(continued)

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KOPPERS INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN I

The purpose of the Koppers Inc. Supplemental Executive Retirement Plan I (formerly named the Koppers Industries, Inc. Retirement Income Restoration Plan) is to permit select members of management and highly compensated employees to supplement retirement benefits payable from the Retirement Plan for Koppers Inc. (the “Retirement Plan”).

ARTICLE I

TITLE AND EFFECTIVE DATE

Section 1.01 Title. This plan shall be known as the Koppers Inc. Supplemental Executive Retirement Plan I (hereinafter referred to as the “Plan”).

Section 1.02 Effective Date; Grandfathered Benefits. The original effective date of this Plan was January 1, 1991. The Plan, as hereby amended and restated, shall be effective as of January 1, 2009. The Plan as amended and restated applies only to a Participant’s Retirement Benefit that accrued on or after January 1, 2005, or Retirement Benefit that accrued prior to that date but was not fully vested on December 31, 2004. The Plan preceding this amendment and restatement applies to any Retirement Benefit that accrued and was vested prior to January 1, 2005 (“Grandfathered Benefits”); provided that any increase in the value of any subsidy with respect to Grandfathered Benefits payable upon retirement prior to the Retirement Plan’s Normal Retirement Date that accrues or increases as the result of service after December 31, 2004 shall not be treated as Grandfathered Benefits.

ARTICLE II

DEFINITIONS AND CONSTRUCTION OF THE PLAN DOCUMENT

As used herein, the following words and phrases shall have the meanings specified below unless a different meaning is clearly required by the context:

Section 2.01 Actuarial Equivalent. “Actuarial Equivalent” shall mean a benefit having the same actuarial value as the benefit it replaces, determined using the same assumptions and methods as are used for determining an actuarial equivalent benefit under the Retirement Plan.

Section 2.02 Beneficiary. “Beneficiary” shall mean the person or persons or the estate of a Participant entitled to receive any benefits under this Plan.

Section 2.03 Board of Directors. “Board of Directors” shall mean the Board of Directors of the Company.

Section 2.04 Code. “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time. Any reference to a particular Code section shall include any provision which modifies, replaces or supersedes it.

Section 2.05 Committee. “Committee” shall mean the Pension Committee of the Retirement Plan, which shall manage and administer the Plan.

Section 2.06 Company. “Company” shall mean Koppers Inc., its successors, and any organization into which or with which the Company may merge or consolidate or to which all or substantially all of its assets may be transferred. Where the context so requires, references to “Company” shall refer to Koppers Industries, Inc. as predecessor to Koppers Inc.

Section 2.07 Earliest Retirement Date. “Earliest Retirement Date” shall mean the earliest date as of which the Participant would be eligible to commence the receipt of his Retirement Plan Benefit, whether or not he elects to commence receipt of such Retirement Plan Benefit as of such date.

Section 2.08 Executive. “Executive” shall mean any member of management or highly compensated employee who is eligible to participate in the Retirement Plan.

Section 2.09 Normal Form. “Normal Form” shall mean the normal form of distribution of the Participant’s Retirement Benefit under the Retirement Plan (i.e., a single-life annuity for an unmarried Participant or a joint and 50% survivor annuity for a married Participant).

Section 2.10 Participant. “Participant” shall mean an Executive who is participating in the Plan.

Section 2.11 Plan. “Plan” shall mean the Koppers Inc. Supplemental Executive Retirement Plan I, as described in this instrument, as amended from time to time.

Section 2.12 Plan Year. “Plan Year” shall mean the calendar year.

Section 2.13 Retirement. “Retirement” shall mean a Participant’s Separation from Service at a time when the Participant is eligible to commence immediately his Retirement Plan Benefit.

Section 2.14 Retirement Benefit. “Retirement Benefit” shall mean a Participant’s Retirement Benefit as provided under Section 4.01.

Section 2.15 Retirement Plan. “Retirement Plan” shall mean the Retirement Plan for Koppers Inc., as amended from time to time.

Section 2.16 Retirement Plan Benefit. “Retirement Plan Benefit” shall mean the accrued retirement benefit payable to the Participant under the Retirement Plan.

Section 2.17 Separation from Service. “Separation from Service” shall mean a Participant’s separation from service with the Company within the meaning of Code Section 409A. A Separation from Service occurs when the facts and circumstances indicate that the Company and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of services the Participant would perform after such date would permanently decrease to no more than 20% of the average level of services performed over the immediately preceding 36-month period (or, if shorter, the entire period of the Participant’s employment by the Company).

Section 2.18 Specified Employee. “Specified Employee” shall have the meaning set forth in Section 1.409A-1(i) of the Treasury Regulations issued under Code Section 409A.

Section 2.19 Termination of Employment. “Termination of Employment” shall mean a Participant’s Separation from Service as a regular employee of the Company, other than Retirement.

Titles of the Articles of this Plan are included for ease of reference only and are not to be used for the purpose of construing any portion or provision of this Plan document. Wherever the context so requires, masculine pronouns include the feminine and singular words shall include the plural.

ARTICLE III

ELIGIBILITY

Section 3.01 Participation. Any individual who is a participant in the Retirement Plan and whose Annual Salary (as defined in the Retirement Plan) for any plan year beginning on or after January 1, 1989 exceeded the limitations imposed by Section 401(a)(17) of the Internal Revenue Code shall be eligible to be a Participant in this Plan; provided, that no Executive hired or rehired after December 31, 2006 became a Participant in this Plan after December 31, 2006, and the Retirement Benefit of any Participant in the Plan as of December 31, 2006 was frozen on such date and will not thereafter increase.

ARTICLE IV

RETIREMENT BENEFITS

Section 4.01 Retirement Benefit. A Participant shall be entitled to a Retirement Benefit under this Plan if his Retirement Plan Benefit is less than such benefit would have been if the definition of “Annual Salary” in the Retirement Plan did not exclude, for years beginning with 1989 and ending with 2006, compensation in excess of the Section 401(a)(17) Limit. In such case, the Participant’s Retirement Benefit shall be equal to the difference between his actual Retirement Plan Benefit and the Retirement Plan Benefit to which he would have been entitled under the Retirement Plan if such compensation in excess of the Section 401(a)(17) Limit had been included (provided, that this Plan as amended and restated effective January 1, 2009 shall apply only to the Participant’s Retirement Benefit that is not a Grandfathered Benefit).

ARTICLE V

DISTRIBUTION

Section 5.01 Distribution of Retirement Benefit. Except as otherwise elected in accordance with the provisions of this Section 5.01, a Participant’s Retirement Benefit shall be payable as follows:

(a) Retirement. A Participant’s Retirement Benefit shall commence in the Normal Form as of the first day of the month following the Participant’s Retirement or, if the Participant is a Specified Employee on the date of Retirement, as of the first day of the sixth month following the month in which his Retirement occurs, unless the Participant elects to receive his Retirement Benefit in an optional form of payment in accordance with the provisions set forth in Section 5.01(c) and/or commencing on a different date in accordance with the timing rule set forth in Section 5.01(d).

(b) Termination of Employment. In the case of a Participant who incurs a Termination of Employment prior to Retirement, his Retirement Benefit shall commence in the Normal Form as of his Earliest Retirement Date, or, if the Participant is a Specified Employee on the date of Termination of Employment, as of the first day of the sixth month following the month in which his Termination of Employment occurs if later than his Earliest Retirement Date, unless the Participant elects to receive his Retirement Benefit in an optional form of payment in accordance with the provisions set forth in Section 5.01(c) and/or commencing on a different date in accordance with the timing rule set forth in Section 5.01(d).

(c) Change in Form of Payment. A Participant may elect, at any time during the 180-day period prior to the date on which benefits would commence under Section 5.01(a) or Section 5.01(b), as applicable (or prior to any later commencement date elected under section 5.01(d)) to receive one of the following forms of payment in lieu of the Normal Form:

(1) A Retirement Benefit payable for the Participant’s life, with no Retirement Benefit payable after his death.

(2) A reduced Retirement Benefit payable during the Participant’s life with the provision that after his death 50%, 75% or 100% of the amount payable during the Participant’s life shall be paid during the life of and to the person nominated by him as his Beneficiary by written designation, filed with the Committee, when he elected this option, if such person survives him.

(3) A reduced Retirement Benefit payable for the Participant’s life and a period certain of 5 years as he shall have selected in writing at the time he elects this option; provided, that such period certain shall not extend beyond the joint and last survivor expectancy of the Participant and his Beneficiary.

In each case, the optional form so elected shall be the Actuarial Equivalent of the Normal Form. In addition, if the Participant is married on the date of benefit commencement, his choice of any form of payment other than the Normal Form or an optional form under (2) above with his Spouse as Beneficiary shall be valid only if he obtains his Spouse’s written consent in a manner comparable to the analogous consent requirements applicable under the Retirement Plan.

(d) Change in Timing. A Participant may elect to defer the commencement date of his Retirement Benefit to a date later than the date specified under Section 5.01(a) or Section 5.01(b), as applicable, provided that such deferral of commencement shall only be effective if (i) the election is made not less than 12 months before the date the Participant’s Retirement Benefit would otherwise commence, and (ii) payment will commence under the new election no earlier than the 5th anniversary of the date any payment would otherwise have been made under Section 5.01(a) or Section 5.01(b), as applicable. Only one such deferral election shall be permitted under this Plan for each Participant.

Section 5.02 Vesting of Retirement Benefit. A Participant with a vested Retirement Plan Benefit shall be vested in any Retirement Benefit under Section 4.01 of this Plan.

Section 5.03 Withholding for Taxes. The Company shall be entitled to withhold from payments due under the Plan any and all taxes of any nature required by any government to be withheld from compensation paid to employees.

ARTICLE VI

BENEFICIARY

Section 6.01 Beneficiary Designation. The Beneficiary of a Participant shall be the Beneficiary designated by the Participant under the Retirement Plan. A Participant shall have the right to change the Beneficiary by submitting to the Committee a change of Beneficiary form for the Retirement Plan. However, no change of Beneficiary shall be effective until acknowledged in writing by the Company.

Section 6.02 Proper Beneficiary. If the Company has any doubt as to the proper Beneficiary to receive payments hereunder, the Company shall have the right to withhold such payments until the matter is finally adjudicated. However, any payment made by the Company, in good faith and in accordance with this Plan, shall fully discharge the Company from all further obligations with respect to that payment.

Section 6.03 Minor or Incompetent Beneficiary. In making any payments to or for the benefit of any minor or incompetent Beneficiary, the Committee, in its sole and absolute discretion may make a distribution to:

1)	A legal or natural guardian of the minor;

2)	Other relative of the minor;

3)	A court appointed committee of the minor;

4)	Any adult with whom the minor or incompetent temporarily or permanently resides.

The receipt by a guardian, committee, relative or other person shall be a complete discharge to the Company and the Committee. Neither the Committee nor the Company shall have any responsibility to see the proper application of any payments so made.

ARTICLE VII

ADMINISTRATION OF THE PLAN

Section 7.01 Majority Vote. All resolutions or other actions taken by the Committee shall be by vote of a majority of its members, or in writing by all the members at the time in office if they act without a meeting.

Section 7.02 Finality of Determination. Subject to the Plan, the Committee shall, from time to time, establish rules, forms and procedures for the administration of the Plan. Except as herein otherwise expressly provided, the Committee shall have the exclusive right to interpret the Plan and to decide any and all matters arising thereunder or in connection with the administration of the Plan, and it shall endeavor to act, whether by general rules or by particular decisions so as not to discriminate in favor of or against any person. The decision, actions and records of the Committee shall be conclusive and binding upon the Company and all persons having or claiming to have any right or interest in or under the Plan.

Section 7.03 Certificates and Reports. The members of the Committee and the officers and directors of the Company shall be entitled to rely on all certificates and reports made by any duly appointed accountants, and on all opinions given by any duly appointed legal counsel, which legal counsel may be counsel for the Company.

Section 7.04 Indemnification and Exculpation. The Company shall indemnify and save harmless each member of the Committee against any and all expenses and liabilities arising out of his membership on the Committee. Expenses against which a member of the Committee shall be indemnified hereunder shall include, without limitation, the amount of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted, or a proceeding brought or settlement thereof. The foregoing right of indemnification shall be in addition to any other rights to which any such member of the Committee may be entitled as a matter of law.

Section 7.05 Expenses. The expenses of administering the Plan shall be borne by the Company.

ARTICLE VIII

CLAIMS PROCEDURE

Section 8.01 Written Claims. Retirement Benefits shall be paid in accordance with the provisions of the Plan. The Participant, or a designated recipient or any other person claiming through the Participant (“Claimant”) shall make a written request for benefits under this Plan. This written claim shall be mailed or delivered to the Pension Committee, to the attention of its Secretary.

Section 8.02 Denied Claim. If the claim is denied, in full or in part, the Committee shall provide a written notice setting forth the specific reasons for the denial, specific references to the provisions of the Plan on which the denial is based, a description of any additional material or information necessary to perfect the claim, and an explanation of why such material or information is necessary, and appropriate information and explanation of the steps to be taken if a review of the denial is desired. The written notice shall be given to the claimant within a reasonable period of time, but not more than 90 days after the receipt of the claim, unless special circumstances require further time for processing and the claimant is advised of the extension prior to the expiration of the initial 90-day period. In no event shall the notice be given more than 180 days after the receipt of the claim.

Section 8.03 Review Procedure. If the claim is denied and a review is desired, the Claimant shall notify the Committee in writing within sixty (60) days after receipt of the written notice of denial. In requesting a review, the Claimant may request a review of the Plan documents, may submit any written issues and comments, may request an extension of time for such written submission of issues and comments to the Committee, and may request that a hearing be held, but the decision to hold a hearing shall be within the sole discretion of the Committee.

Section 8.04 Committee Review. The decision on the review of the denial of a claim shall be rendered by the Committee within sixty (60) days after the receipt of the request for review, unless special circumstances require further time for processing and the applicant is advised of the extension prior to the explanation of the original 60-day period. In no event shall the decision on review be rendered more than 120 days after the Committee receives the request for review . The decision shall be written and shall state, in a manner calculated to be understood by the claimant, the specific reasons for the decision including reference to specific provisions of the Plan on which the decision is based.

Section 8.05 Legal Action. No legal action for benefits under the Plan shall be brought unless and until the claimant (i) has submitted a written application for benefits in accordance with Section 8.01, (ii) has been notified by the Committee that the application is denied, (iii) has filed a written request for a review of the application in accordance with Section 8.03, and (iv) has been notified in writing that the Committee has affirmed the denial of the application; provided, however, that legal action may be brought after the Committee has failed to take any action on the claim within the time prescribed by Sections 8.02 and 8.04.

ARTICLE IX

NATURE OF COMPANY’S OBLIGATION

Section 9.01 Company’s Obligation. The Company’s obligations under this Plan shall be an unfunded and unsecured promise to pay. The Company shall not be obligated under any circumstances to fund its financial obligation under this Plan.

Section 9.02 Creditor Status. Any assets which the Company may acquire or set aside to help cover its financial liabilities are and must remain general assets of the Company subject to the claims of its creditors. Neither the Company nor this Plan gives the Participant any beneficial ownership interest in any asset of the Company. All rights of ownership in any such assets are and remain in the Company and Participants and their beneficiaries shall have only the rights of general creditors of the Company.

ARTICLE X

MISCELLANEOUS

Section 10.01 Written Notice. Any notice which shall be or may be given under this Plan shall be in writing and shall be mailed by United States mail, postage prepaid. If notice is to be given to the Company, such notice shall be addressed to the Pension Committee at: Koppers Inc., 436 Seventh Avenue, Pittsburgh, Pennsylvania, 15219, marked for the attention of the “Chairman/Pension Committee” or if notice to a Participant, addressed to the address shown on such Participant’s employment forms.

Section 10.02 Change of Address. Any party may, from time to time, change the address to which notices shall be mailed by giving written notice of such new address.

Section 10.03 Merger, Consolidation or Acquisition. The Plan shall be binding upon the Company, its assigns, and any successor Company which shall succeed to substantially all of its assets and business through merger, acquisition or consolidation. This Plan shall also be binding upon each Participant, his heirs, executors, successors and assigns.

Section 10.04 Amendment and Termination. The Company retains the sole and unilateral right to terminate, amend, modify, or supplement this Plan, in whole or in part, at any time (including retroactive amendments). In the event of any termination of the Plan or any portion thereof, payment of affected Participants’ Retirement Benefits shall be made under and in accordance with the terms of the Plan and any applicable elections, except that the Company may determine, in its sole discretion, to accelerate payments to all such affected Participants if and to the extent that such acceleration is permitted under Code Section 409A.

Section 10.05 Nontransferability. Except insofar as prohibited by applicable law, no sale, transfer, alienation, assignment, pledge, collateralization or attachment of any benefits under this Plan shall be valid or recognized by the Company. Neither the Participant, his spouse, or designated Beneficiary shall have any power to hypothecate, mortgage, commute, modify, or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments or alimony maintenance owed by the Participant or his Beneficiary, or be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise. Notwithstanding the foregoing, the Retirement Benefit of a Participant under this Plan may be assigned in whole or part to an alternate payee under a domestic relations order, if the Committee determines that such order constitutes a “qualified domestic relations order” within the meaning of Code Section 414(p).

Section 10.06 Legal Fees. All reasonable legal fees incurred by any Participant (or former Participant) or Beneficiary to successfully enforce his valid rights under this Plan shall be paid by the Company in addition to sums due under the Plan. Any payment of such fees shall be made no later than the latest date for permissible reimbursements under Code Section 409A and regulations and rulings thereunder in order that such payments may not be deemed deferred compensation.

Section 10.07 Applicable Law. This Plan shall be governed by the laws of the Commonwealth of Pennsylvania, but only to the extent not preempted by relevant federal law.

Section 10.08 Compliance with 409A. The Plan is intended to comply with the applicable requirements of Code Section 409A, and will be administered in accordance with Code Section 409A to the extent that Code Section 409A applies to the Plan. Notwithstanding any provision in the Plan to the contrary, distributions from the Plan may only be made in a manner, and upon an event, permitted by Code Section 409A. If any payment or benefit cannot be provided or made at the time specified herein without incurring penalties under Code Section 409A, then such benefit or payment will be provided in full at the earliest time thereafter when such penalties will not be imposed. To the extent that any provision of the Plan would cause a conflict with the applicable requirements of Code Section 409A, or would cause the administration of the Plan to fail to satisfy the applicable requirements of Code Section 409A, such provision shall be deemed null and void to the extent permitted by applicable law.

EXECUTION

The undersigned, pursuant to the approval of the Board, does herewith execute this Koppers Inc. Supplemental Executive Retirement Plan I, effective as of the effective date of the Plan specified in Section 1.02 hereof.

Koppers Inc.

By:	/s/ Steven R. Lacy
Title:	Senior VP, Administration, General Counsel & Secretary